Exhibit 5.4

First Majestic Silver Corp.

925 West Georgia Street, Suite 1800

Vancouver, B.C. V6C 3L2

CONSENT OF CONSULTANT

We hereby consent to the inclusion in, and incorporation by reference into, First Majestic Silver Corp.’s Registration Statement on Form F-10 (File No. 333-227855), of our name, references to, and information derived from the sections of technical report entitled “La Guitarra Silver Mine, Temascaltepec, Mexico, NI 43-101 Technical Report on Mineral Resource and Mineral Reserve Update”, dated March 15, 2015, that were prepared by Wood Canada Limited.

Sincerely,

WOOD CANADA LIMITED, formerly known as AMEC FOSTER WHEELER AMERICAS LIMITED

By:	/s/ Greg Gosson
Name: Greg Gosson
Title: Manager, Consulting Canada

City of Vancouver

Dated the 5th day of November, 2018